Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Brent Anderson
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Announces Closing of Additional $100 Million of 7.15%

Senior Unsecured Notes Due 2020

SCOTTSDALE, Ariz., Nov. 26, 2013 – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced the closing and settlement of a private placement of $100 million aggregate principal amount of 7.15% senior unsecured notes due April 15, 2020 (the “new notes”). The completed transaction resulted in approximately $104.6 million in net proceeds (before paying certain transaction-related expenses) to the Company. The new notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to persons other than U.S. persons in reliance upon Regulation S under the Securities Act.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The securities have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

ABOUT MERITAGE HOMES CORPORATION

Meritage Homes is the ninth-largest public homebuilder in the United States, based on 4,238 homes closed in 2012. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. As of September 30, 2013, the company had 179 actively selling communities in markets including Sacramento, San Francisco’s East Bay, the Central Valley and Southern California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale and Tucson, Arizona; Denver, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina and Nashville, Tennessee.

Meritage has designed and built more than 75,000 homes in its 27-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy efficient homebuilding and in 2013, Meritage received the U.S. Environmental Protection Agency’s ENERGY STAR Partner of the Year for Sustained Excellence Award, for its innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR® qualified in every home it builds, and far exceeds ENERGY STAR standards today.

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